Exhibit 10.2

ASSET PURCHASE AGREEMENT

by and between

World Assurance Group, Inc., a Nevada corporation ("WDAS"),

World Global Assets, a Singapore corporation and a wholly owned subsidiary of WDAS ("WGA")

And

World Media & Technology Corp.

(Formerly Halton Universal Brands, Inc.), a Nevada corporation

("HNVB")

This Agreement supersedes and replaces any and all versions of the Purchase And Intercompany License Agreement dated October 29, 2014 or any agreement between the parties concerning the license or contribution of ‘SPACE’ IP to HNVB

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, executed as of January 30, 2015 but which shall be retroactively effective as of October 29, 2014 (the “CLOSING DATE” or the "EFFECTIVE DATE”), is made and entered into by and between World Assurance Group, Inc., a Nevada corporation ("WDAS"), World Global Assets, a Singapore corporation and a wholly owned subsidiary of WDAS ("WGA" and, together with WDAS, collectively, the "WORLD PARTIES"), and World Media & Technology Corp. (Formerly Halton Universal Brands, Inc.), a Nevada corporation ("HNVB" or “ACQUIROR”).

RECITALS:

WHEREAS, upon and subject to the terms and conditions set forth herein, WGA proposes to sell to HNVB, and HNVB proposes to purchase, substantially all of the assets used or held for use by WGA in the conduct of its SPACE Computer business (the “SPACE BUSINESS”) in exchange for HNVB’s assumption of certain obligations of the Business as set forth herein, and HNVB’s agreement to enter into a stock sale agreement with WDAS pursuant to the terms as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, each Party hereby agrees as follows:

ARTICLE I
DEFINITIONS

Section 1.1

Certain Definitions.  The following terms, as used herein, have the meanings set forth below:

 “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Agreement” means this Asset Purchase Agreement, as amended from time to time.

 “Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business.

 “Closing Date” means October 29, 2014.

“Closing Date Indebtedness” means any indebtedness of THE SPACE BUSINESS with respect to (a) borrowed money, (b) notes payable, (c) capital leases, and (d) installment sale Contracts or other Contracts relating to the deferred and unpaid purchase price of property or services, including any interest accrued thereon and prepayment or similar penalties and expenses, as of the Closing Date.

 “Confidential Information” means any data or information (including trade secrets), without regard to form, regarding (for example and including) (a) business process models; (b) proprietary software; (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts, suppliers, customers, and customer lists; (d) the identity, skills and compensation of employees, contractors, and consultants; (e) specialized training; and (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere.  Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by the Party who is under an obligation of confidentiality or under any covenant or obligation set forth in this Agreement.

“Contract” means any contract, sub-contract, agreement, lease, sublease, license, commitment, sale and purchase order, note, loan agreement or any other instrument, arrangement, or understanding of any kind, whether written or oral, and whether express or implied.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“THE SPACE BUSINESS Financial Statements” means (a) the unaudited balance sheet of THE SPACE BUSINESS as of September 30, 2014, and the unaudited statements of income of THE SPACE BUSINESS for the period then ended.

“THE SPACE BUSINESS Indemnified Parties” means THE SPACE BUSINESS and its Affiliates, their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

 “GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any (a) nation, state, commonwealth, county, city, town, village, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government, (c) federal, state, local or foreign governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court or tribunal), (d) multi-national or supra-national organization or body, (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court or arbitrator, (f) self-regulatory organization or (g) official of any of the foregoing.

 “Indemnified Party” means THE SPACE BUSINESS Indemnified Party or an Acquiror Indemnified Party.

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications therefor; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (f) all Software, databases and data collections and all rights therein; (g) all moral and economic rights of authors and inventors, however denominated; and (h) any similar or equivalent rights to any of the foregoing.

“Knowledge” means, (i) with respect to THE SPACE BUSINESS, all facts known by any executive officer or director of THE SPACE BUSINESS on the date hereof or on the Closing Date following reasonable inquiry and diligence with respect to the matters at hand and (ii) with respect to Acquiror, all facts known by any executive officer or director of Acquiror on the date hereof or on the Closing Date following reasonable inquiry and diligence with respect to the matters at hand.

 “Laws” means all laws (including Labor Laws), statutes, common law, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs, awards and decrees of, or issued or entered by, all Governmental Entities.

 “Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

 “Losses” means any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (including amounts paid in settlement, costs of investigation and reasonable attorney’s fees and expenses), whenever arising or incurred, and whether or not arising out of a third party claim.  The Parties acknowledge and agree that “Losses” shall not include special, indirect, consequential, exemplary and punitive damages.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken individually or together with all other states of fact, changes, events, effects or occurrences) that has, has had or is reasonably likely to have a materially adverse effect on the financial condition, results of operations, prospects, properties, assets or liabilities (including contingent liabilities) of THE SPACE BUSINESS or Acquiror, as the context so requires.  A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken individually or together with all other states of facts, changes, events, effects or occurrences that have occurred or been threatened) has prevented or materially delayed, or would be reasonably likely to prevent or materially delay, the performance by THE SPACE BUSINESS or Acquiror, as the context so requires, of their obligations hereunder or the consummation of the transactions contemplated hereby.  Notwithstanding the foregoing, any state of facts, change, event or occurrence that shall have occurred or been threatened that is caused by or results from any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect:  (i) any actions taken or not taken, as the case may be, as required or permitted by or pursuant to the terms of this Agreement; (ii) changes affecting the industry in which THE SPACE BUSINESS or Acquiror, as the context so requires, operates generally, the United States or global economy or general economic conditions (except where, with respect to each case, such changes or economic conditions disproportionately impact THE SPACE BUSINESS or Acquiror, as the context so requires); and (iii) the announcement or pendency of any of the transactions contemplated by this Agreement.

 “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

 “Receivables” means THE SPACE BUSINESS’s accounts receivable, costs in excess of billings, notes receivable, retainages and other receivables as of the close of business on the Closing Date.

“Software” means any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code.

“Subsidiary” or “Subsidiaries” means any Person Controlled, directly or indirectly through one or more intermediaries.

“Supplier” means any supplier of goods or services to which THE SPACE BUSINESS paid more than $10,000 in the aggregate during the most recently completed fiscal year or expects to pay more than $10,000 in the aggregate during the current fiscal year.

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other charges of a Governmental Entity, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind (including taxes under Treasury Regulation Section 1.1502-6) for which THE SPACE BUSINESS may have any liability imposed by any Governmental Entity, whether disputed or not, and any related charges, interest or penalties imposed by any Governmental Entity.

“Tax Return” means any report, return, declaration or other information, in whatever form or medium, required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

 “THE SPACE BUSINESS Indemnified Parties” means THE SPACE BUSINESS and its respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

Section 1.2

Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II
PURCHASE OF ASSETS

Section 2.1

Agreement to Purchase.  Subject to the terms and conditions hereof, at the Closing, WGA shall sell, assign, transfer and deliver to Acquiror, and Acquiror shall accept such and acquire from WGA, all right, title and interest of THE SPACE BUSINESS in and to, except for the Excluded Assets, all of its assets, properties and rights of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, and wherever situated, in existence on the date hereof and any additions thereto on or before the Closing Date (such assets, properties and rights, being referred to as the “Assets”), free and clear of all Liens, other than Permitted Liens.  The Assets shall include THE SPACE BUSINESS’s right, title and interest in and to the following assets, properties and rights:

(a)

the prepayment to Atmail, Inc. in the amount of One Hundred Three Thousand Two Hundred Twenty Six Dollars ($103,226);

(b)

the goodwill, patents, patent applications, copyrights, copyright applications, methods, know-how, Software, technical documentation, processes, procedures, inventions, trade secrets, trademarks, trade names, service marks, service names, registered user names, technology, research records, data, designs, plans, drawings, manufacturing know-how and formulas, whether patentable or unpatentable, and other intellectual or proprietary rights or property (and all rights thereto and applications therefor), including all THE SPACE BUSINESS Intellectual Property, pursuant to the Intellectual Property Contribution and Assignment Agreement, attached hereto as Exhibit 2.1;

(c)

all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights; and

(d)

information, files, correspondence, records, data, plans, reports, contracts and recorded knowledge, including customer, supplier, price and mailing lists, and all accounting or other books and records of THE SPACE BUSINESS in whatever media retained or stored, including computer programs and disks.

Section 2.2

Excluded Assets.  Notwithstanding anything to the contrary set forth herein, the Assets shall not include the following assets, properties and rights of THE SPACE BUSINESS (collectively, the “Excluded Assets”):

(a)

the articles of incorporation and bylaws, minute books, and stock ledgers and stock records of WGA;

(b)

the rights that accrue to WGA hereunder; and

(c)

rights to refunds of Taxes paid by WGA, whether paid directly by WGA or indirectly by a third party on WGA’s behalf, regardless of whether such rights have arisen or hereafter arise.

Section 2.3

Assumption of Assumed Liabilities.  Effective as of the Closing, Acquiror shall assume the following liabilities and obligations of THE SPACE BUSINESS (together with all other liabilities that are not specifically listed as Excluded Liabilities on Exhibit 2.4 or that relate to the operation of the current or former THE SPACE BUSINESS Business) (collectively, the “Assumed Liabilities”):

(a)

the current liabilities of THE SPACE BUSINESS as listed on THE SPACE BUSINESS Financial Statements, attached hereto as Exhibit 2.3;

(b)

the Closing Date Indebtedness as listed on THE SPACE BUSINESS Financial Statements; and

(c)

relating to, resulting from, or arising out of, (i) claims made in pending or future suits, actions, investigations or other legal, governmental or administrative proceedings or (ii) claims based on violations of Law (including any Environmental Law, workers’ compensation, employment practices or health and safety matters), breach of Contract, or any other actual or alleged failure of THE SPACE BUSINESS to perform any obligation (under any Law, License or Contract), in each case arising out of, or relating to, (w) acts or omissions that shall have occurred, (x) services performed or products sold, (y) the ownership or use of the Assets, or (z) the operation of THE SPACE BUSINESS’s business, prior to the Closing.

Section 2.4

Specifically Excluded Liabilities.  Acquiror shall not assume, in connection with the transactions contemplated hereby, the following liabilities and obligations of THE SPACE BUSINESS, and THE SPACE BUSINESS shall retain responsibility for all such listed liabilities and obligations.  Specifically, the Assumed Liabilities shall not include, and in no event shall Acquiror assume, agree to pay, discharge or satisfy any liability or obligation hereunder or otherwise have any responsibility for any liability or obligation of THE SPACE BUSINESS (the “Specifically Excluded Liabilities”):

(a)

pertaining to any Excluded Asset.

Such Specifically Excluded Liabilities shall include all claims, actions, litigation and proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

ARTICLE III
CONSIDERATION ISSUED UPON PURCHASE

Section 3.1

Consideration Issued Upon Acquisition.  In exchange for the sale by WGA of the Assets of THE SPACE BUSINESS to Acquiror, HNVB shall repay the World Parties’ historical research and development expenses incurred in developing THE SPACE BUSINESS in the amount of Four Hundred Fifty Four Thousand Six Hundred Seventy Two Dollars ($454,672).  Also, HNVB agrees to enter into a Stock Purchase Agreement with WDAS to issue a total of Eight Million (8,000,000) shares of its restricted common stock to WDAS at a purchase price of Twenty Five Cents ($0.25) per share, the cash proceeds of $2,000,000 to be delivered to HNVB within six months of the Effective Date of this Agreement.

In addition to the foregoing, as consideration for the sale, assignment, transfer and delivery of THE SPACE BUSINESS Assets by WGA, Acquiror shall assume and discharge all of the Assumed Liabilities as of the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF WGA

 WGA hereby represents and warrants to Acquiror as follows as of the date hereof and the Closing Date:

Section 4.1

Organization.

Organization and Good Standing.  WGA is a corporation duly organized, validly existing and in good standing under the laws of Singapore.  WGA is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  Copies of the Certificate of Incorporation and Bylaws of the Company, and all amendments thereto, heretofore delivered to the Company are accurate and complete as of the date hereof.  Schedule 4.1 contains a true, correct and complete list of all jurisdictions in which the Company is qualified to do business as a foreign corporation.

Section 4.2

Authorization.  WGA has all requisite corporate power and authority, and have taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform their obligations thereunder.  The execution and delivery of this Agreement by WGA and the consummation by WGA of the transactions contemplated hereby have been duly approved by the boards of directors of WGA.  No other corporate proceedings on the part of WGA are necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by WGA and is a legal, valid and binding obligation of WGA, enforceable against WGA in accordance with its terms.

Section 4.3

No Conflict or Violation.  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by WGA with any of the provisions hereof, will () violate or conflict with any provision of the Articles of Incorporation or Bylaws of WGA or, () violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which WGA is a party, or () violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award except, in the case of each of clauses (a), (b) and (c) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of encumbrances which, in the aggregate, would not have a Material Adverse Effect on the Business or its ability to consummate the transactions contemplated hereby.

Section 4.4

Required Consents.  Each action, consent, approval, notification, waiver, authorization, order or filing (each, a “Required Consent” and collectively, the “Required Consents”) under any Law, License or Contract to which WGA is a party that is necessary with respect to the execution, delivery and performance of this Agreement or the WGA Ancillary Documents to avoid a breach or violation of, or giving rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit under any such Law, License or Contract has been obtained or will be obtained as of the Closing Date.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to WGA or the Shareholders in connection with the execution, delivery or performance of this Agreement or the WGA Ancillary Documents or the consummation of the transactions contemplated hereby.

Section 4.5

No Undisclosed Liabilities.  There are no liabilities of THE SPACE BUSINESS of any kind whatsoever, whether accrued, contingent, absolute or otherwise, and whether known or unknown, except for:

(a)

liabilities and obligations fully reflected or provided for in the Reference Balance Sheet of THE SPACE BUSINESS;

(b)

liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since the date of the Reference Balance Sheet of THE SPACE BUSINESS and of a type reflected on such Reference Balance Sheet; and

(c)

liabilities and obligations under Contracts that are not (i) attributable to any failure by THE SPACE BUSINESS to comply with the terms thereof or any express or implied warranty, or (ii) entered into in violation of this Agreement.

Exhibit 2.3 attached hereto sets forth a complete and accurate list of all the liabilities that Acquiror shall assume at the Closing.  To the extent any specific liability is not listed on any of the schedules identified in this Section 4.5, such liabilities shall be deemed to not be assumed by Acquiror.

Section 4.6

Absence of Certain Changes.  Since the date of the Reference Balance Sheet of THE SPACE BUSINESS, there has not been (a) any Material Adverse Effect as to THE SPACE BUSINESS, (b) any damage, destruction, loss or casualty to property or assets of THE SPACE BUSINESS (including the Assets) with a value in excess of $10,000, whether or not covered by insurance, (c) any sale, transfer or disposition of any properties or assets, other than sales of inventory in the ordinary course of business, consistent with past practice or (d) any action taken of the type described in 7.1, that, had such action occurred following the date hereof without Acquiror’s prior approval, would be in violation of such 7.1.

Section 4.7

Legal Proceedings.  There is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of WGA, threatened against WGA or THE

SPACE BUSINESS before any Governmental Entity.  No suit, action, claim, proceeding or investigation pending or, to the Knowledge of WGA, threatened against WGA or THE SPACE BUSINESS or the Assets before any Governmental Entity, if finally determined adversely, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on THE SPACE BUSINESS.  THE SPACE BUSINESS is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

Section 4.8

Compliance with Law.  WGA is and has been at all times in material compliance with all applicable Laws (including applicable Laws relating to zoning and the safety and health of employees).  WGA (a) has not been charged with, and has not received any written notice that it is under investigation with respect to, and, to the Knowledge of WGA, is not otherwise now under investigation with respect to, a violation of any applicable Law, (b) is not a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity and (c) has filed all reports and has all Licenses required to be filed with any Governmental Entity on or prior to the date hereof.

Section 4.9

Contracts.  There are no Contracts currently in force to which WGA is a party and under which THE SPACE BUSINESS has continuing liabilities and/or obligations.

Section 4.10

Intellectual Property.

(a)

Exhibit 2.1 contains a true, correct and complete list of all THE SPACE BUSINESS Intellectual Property.  THE SPACE BUSINESS owns, or is licensed or otherwise has the right to use, free and clear of any Liens, all Intellectual Property used in connection with the operation and conduct of its business.  The licensing by THE SPACE BUSINESS of any THE SPACE BUSINESS Intellectual Property has been subject to commercially reasonable quality control.  There are no agreements or arrangements between WGA and any third party which have any effect upon THE SPACE BUSINESS’s title to or other rights respecting the Intellectual Property, including the right to transfer the same as contemplated by this Agreement.  To the extent that any THE SPACE BUSINESS Intellectual Property has been developed or created by a third party for WGA, WGA has a written agreement with such third party with respect thereto and WGA thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted) to, all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(b)

Neither WGA nor any of its products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property of any third party.  To the Knowledge of WGA, no Person has infringed upon or violated, or is infringing upon or violating, any of THE SPACE BUSINESS Intellectual Property.

(c)

WGA has taken reasonable steps to protect its rights in its Confidential Information and any trade secret or confidential information of third parties used by WGA in THE SPACE BUSINESS, and, except under confidentiality obligations, there has not been any disclosure by WGA of any of its Confidential Information or any such trade secret or confidential information of third parties.

Section 4.11

Disclosure.  No representations, warranties, assurances or statements by WGA in this Agreement and no statement contained in any document (including THE SPACE BUSINESS Financial Statements), certificates or other writings furnished or to be furnished by WGA to Acquiror or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

Section 4.12

No Other Agreements.  WGA does not have any commitment or legal obligation, absolute or contingent, to any other Person (other than Acquiror hereunder) to sell, assign, transfer or effect a sale of THE SPACE BUSINESS, to effect any merger, consolidation, liquidation, dissolution or other reorganization of WGA or THE SPACE BUSINESS, or to enter into any agreement or cause the entry into of an agreement with respect to any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF WDAS

WDAS represents and warrants to HNVB as follows as of the date hereof and the Closing Date:

Section 5.1

WDAS has the legal power and authority to execute and deliver this Agreement and to consummate the transactions hereby contemplated;

Section 5.2

WDAS understands and agrees that offers and sales of any of the Acquiror’s restricted common stock (the “Shares”) prior to the expiration of a period of one year after the date of completion of the transfer of the Shares (the "Restricted Period") as contemplated in this Agreement shall only be made in compliance with the safe harbor provisions set forth in Rule 144, or pursuant to the registration provisions of the Securities Act or pursuant to an exemption therefrom, and that all offers and sales after the Restricted Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom; and

Section 5.3

WDAS is acquiring the Shares as principal for the WDAS's own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalisation thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Shares.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror hereby represents and warrants to WGA and WDAS as follows as of the date hereof and the Closing Date:

Section 6.1

Organization.

(a)

Acquiror is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Acquiror is duly qualified or registered as a foreign corporation to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except in such jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Acquiror.

(b)

The authorized capital stock of Acquiror consists of 75,000,000 shares of common stock, $0.001 par value per share, of which 15,220,000 shares are issued and outstanding.  There are no outstanding stock options, warrants, conversion rights, subscriptions or other rights entitling any Person to acquire or receive, or requiring Acquiror to issue, any shares of its capital stock or securities convertible into, or exchangeable for, such shares of capital stock.

Section 6.2

Authorization.  Acquiror has full corporate power and authority to execute and deliver this Agreement and the Acquiror Ancillary Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Acquiror Ancillary Documents by Acquiror and the performance by Acquiror of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of Acquiror.  This Agreement has been, and the Acquiror Ancillary Documents shall be as of the Closing Date, duly executed and delivered by Acquiror and do or shall, as the case may be, constitute the valid and binding agreements of Acquiror, enforceable against Acquiror in accordance with their respective terms, except to the extent that enforceability may be limited by the effect of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

Section 6.3

Absence of Restrictions and Conflicts.  The execution, delivery and performance of Acquiror of this Agreement and the Acquiror Ancillary Documents, as applicable, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the articles of incorporation or bylaws of Acquiror, (b)  violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which Acquiror is a party, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which Acquiror is a party or by which Acquiror or any of its respective properties are bound or (d) contravene or conflict with any Law or arbitration award applicable to Acquiror, except in the case of each of (b) and (d) above to the extent any such violation, breach or conflict would not reasonably be expected to result in a Material Adverse Effect on Acquiror.

Section 6.4

Required Consents.  Each Required Consent under any Law, License or Contract to which Acquiror is a party that is necessary with respect to the execution, delivery and performance of this Agreement or the Acquiror Ancillary Documents to avoid a breach or violation of, or giving rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit under any such Law, License or Contract has been obtained or will be obtained as of the Closing Date.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Acquiror in connection with the execution, delivery or performance of this Agreement or the Acquiror Ancillary Documents or the consummation of the transactions contemplated hereby.

Section 6.5

 Disclosure.  No representations, warranties, assurances or statements by Acquiror in this Agreement and no statement contained in any document, certificates or other writings furnished or to be furnished by Acquiror to WGA and WDAS or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE VII
CERTAIN COVENANTS AND AGREEMENTS

7.1

Inspection and Access to Information.  During the period commencing on the date hereof and ending on the Closing Date, each Party shall (and shall cause its officers, directors, employees, auditors and agents to) provide the other Parties and their accountants, investment bankers, counsel, consultants and other authorized representatives full access, during reasonable hours and under reasonable circumstances, to any and all of its premises, employees (including executive officers), properties, contracts, commitments, books, records and other information (including Tax Returns filed and those in preparation) and shall cause its officers to furnish to the other Parties and their authorized representatives, promptly upon request therefor, any and all financial, technical and operating data and other information pertaining to itself and its business and otherwise fully cooperate with the conduct of due diligence by the other Parties and their representatives.

7.2

Reasonable Efforts; Further Assurances; Cooperation.  Subject to the other provisions hereof, each Party shall use its reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms hereof and shall cooperate fully with each other Party and its officers, directors, employees, agents, counsel, accountants and other designees in connection with any step required to be taken as a part of its obligations hereunder, including the following:

7.2.1

Each Party shall promptly make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated hereby.  Each Party shall furnish to the other

Parties all information required for any application or other filing to be made by such Parties pursuant to any applicable Law in connection with the transactions contemplated hereby;

7.2.2

Each Party shall promptly notify the other Parties of (and provide written copies of) any communications from or with any Governmental Entity in connection with the transactions contemplated hereby;

7.2.3

In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties shall (i) cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use all reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby; and

7.2.4

Each Party shall give all notices to third parties and use its reasonable efforts (in consultation with the other Parties) to obtain all third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated hereby, (ii) required to be given or obtained, including the Required Consents or (iii) required to prevent a Material Adverse Effect, whether prior to, on or following the Closing Date.

7.3

Risk of Loss.  The risk of loss with respect to the assets of WGA shall remain with WGA until the Closing.

7.4

Transfer Taxes; Expenses.  Any Taxes or recording fees payable as a result of the purchase and sale of the Assets or any other action contemplated hereby shall be borne by Acquiror.  The Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.

ARTICLE VIII
INTENTIONALLY OMITTED

ARTICLE IX
CLOSING

Section 9.1

The Closing shall be deemed to have occurred on October 29, 2014.

ARTICLE X

INTENTIONALLY OMITTED

ARTICLE XI
INDEMNIFICATION

11.1

 Indemnification Obligations of WGA.  From and after the Closing, WGA shall indemnify and hold harmless the Acquiror Indemnified Parties from, against and in respect of any and all Losses arising out of or relating to:

(a)

any breach or inaccuracy of any representation or warranty made by WGA in this Agreement or in any Ancillary Document, whether such representation or warranty is made as of the date hereof or as of the Closing Date; or

(b)

any breach of any covenant, agreement or undertaking made by WGA in this Agreement or in any Ancillary Document.

The Losses of the Acquiror Indemnified Parties described in this Section as to which the Company Indemnified Parties are entitled to indemnification are collectively referred to as “Company Losses.”

11.2

Indemnification Obligations of the Acquiror.  From and after the Closing, the Acquiror shall indemnify and hold harmless WGA Indemnified Parties from, against and in respect of any and all Losses arising out of or relating to:

(a)

any breach or inaccuracy of any representation or warranty made by the Acquiror in this Agreement or in any Acquiror Ancillary Document, whether such representation or warranty is made as of the date hereof or as of the Closing Date; or

(b)

any breach of any covenant, agreement or undertaking made by the Acquiror in this Agreement or in any ancillary document.

The Losses of the WGA Indemnified Parties described in this Section as to which the WGA Indemnified Parties are entitled to indemnification are collectively referred to as “WGA Losses.”

11.3

Survival Period.  The representations and warranties of the Parties contained herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, eighteen months following the Closing Date; provided, however, that (a) each of the representations and warranties contained in Section 5.1 (Organization), Section 5.4 (Authorization), Section 6.1 (Organization), Section 6.2 (Authorization) shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely, and (b) each of the representations and warranties contained in Section 5.5 (Tax Returns; Taxes), Section 6.7 (Tax Returns; Taxes), Section 6.6 (THE SPACE BUSINESS Benefit Plans) and Section 6.14 (Labor Relations) shall survive the Closing until, and all claims for indemnification in connection therewith shall be asserted not later than sixty (60) days following, the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters.  The covenants and agreements of the Parties hereunder shall survive without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely.  Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

 (a)

 Cooperation.  The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and the attorneys defending the Indemnification Claims, or Claims covered by Set Off Rights, in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The parties shall cooperate with each other in any notifications to insurers.

 (b)  Conduct of Indemnification Proceedings

.  Any person entitled to indemnification under this Section 11.1 or 11.2 will (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification (but omission of such notice shall not relieve the indemnifying party from liability hereunder except to the extent such indemnifying party is actually prejudiced by such failure to give notice), and (ii) unless in such indemnified party's reasonable judgment a conflict of interest may exist between the indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  If the indemnifying party so assumes the defense of such claim, after notice from the indemnifying party to the indemnified party of its election to so assume the defense thereof, the indemnifying party will not be liable to the indemnified party for any legal or other expenses Subsequently incurred by the indemnified party in connection with the defense of such claim.  If such defense is not assumed by the indemnifying party, the indemnifying party will not be Subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld).  No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release of all indemnified parties from all liability with respect to such claim or litigation.  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim (i) will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, and (ii) shall be entitled to participate in (at its own cost and expense), but not control, the defense of such claim.

(c)

Contribution.  If the indemnification provided for in Section 11 is unavailable or insufficient to hold harmless each of the indemnified parties against any losses, claims, damages, liabilities and expenses (or actions in respect thereof) referred to therein, then the indemnifying party shall, in lieu of indemnifying each party entitled to indemnification hereunder, contribute to the amount paid or payable by such party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified parties on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages, liabilities or expenses. The relative fault of such persons shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact, or omission or alleged omission to state a material fact, relates to information supplied by or concerning the indemnifying party on the one hand, or by such indemnified person on the other, and such person's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 10.4(e) were determined by pro rata allocation or by any other allocation that does not take into account the equitable considerations referred to in this Section.  No person guilty of fraudulent misrepresentation within the meaning of the Securities Act shall be entitled to contribution from any person that is not guilty of such fraudulent misrepresentation.

ARTICLE XII
MISCELLANEOUS PROVISIONS

Section 12.1

Notices.  All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by telecopy transmission or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

If to WDAS:

375 Park Ave., Suite 2607

New York, NY 10152

If to WGA:

20 Cecil Street  #04-06 Equity Plaza,

Singapore 049705

If to HNVB:

600 Brickell Ave. World Plaza, Suite 1775,

Miami, FL 331312

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing.  Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by facsimile if receipt is confirmed by telephone, (c) on the first (1st) Business Day following delivery to a national overnight courier service or (d) on the fifth (5th) Business Day following it being mailed by registered or certified mail.

Section 12.2

Schedules and Exhibits.  The WGA Disclosure Letter, Acquiror Disclosure Letter and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 12.3

Assignment; Successors in Interest.  No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 12.4

Captions.  The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 12.5

Controlling Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Florida without reference to its choice of law rules.

Section 12.6

Severability.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 12.7

Counterparts; Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.  This Agreement and any document executed and delivered in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such Party forever waives any such defense.  A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof.

Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

Section 12.8

Enforcement of Certain Rights.  Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 12.9

Waiver; Amendment.  Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.  This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 12.10

Integration.  This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof (except for any Confidentiality Agreement by and between the Parties which shall remain in effect until termination or expiration pursuant to its terms) and constitute the entire agreement among the Parties with respect thereto.

Section 12.11

Compliance with Bulk Sales Laws.  Each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

Section 12.12

Interpretation.  Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender.  References herein to any Law shall be deemed to refer to such Law, as amended from time to time, and all rules and regulations promulgated thereunder.  The words “include,” “includes,” and “including” shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”  Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits of this Agreement.

Section 12.13

Cooperation Following the Closing.  Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 12.14

Transaction Costs.  Except as provided above or as otherwise expressly provided herein, (a) Acquiror shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) WGA shall pay the fees, costs and expenses of WGA incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of financial advisors, accountants and counsel to WGA.

*          *          *

          IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement.

World Assurance Group, Inc.

World Global Assets

By:/s/ Fabio Galdi_____________

By: /s/ Gabriele Galdi

Name:    Fabio Galdi

Name: Gabriele Galdi

Title:       Chief Executive Officer

Title:  President

World Media & Technology Corp. (formerly Halton Universal Brands, Inc.)

By: /s/ Alfonso Galdi

Name: Alfonso Galdi

Title: Chief Financial Officer